Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH ANNOUNCES IT IS SEEKING A REFINANCING AMENDMENT TO ITS EXISTING CREDIT AGREEMENT AND CONDITIONAL REDEMPTION OF EXISTING SENIOR SECURED NOTES

LAVAL, Quebec, Feb. 19, 2020 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company”) announced today that it is seeking to amend and refinance its existing credit agreement (the “Credit Agreement”) in order to extend and reprice its existing term loan facility and revolving credit facility and make certain other amendments to the terms of the facilities in connection therewith (collectively, the “Credit Agreement Refinancing”). Additionally, the Company intends, subject to market conditions, to have Bausch Health Americas, Inc. (“BHA”), a wholly-owned indirect subsidiary of the Company, issue $3.25 billion of secured debt securities (the “New Debt Securities”).

The proceeds of the Credit Agreement Refinancing and the offering of the New Debt Securities, along with cash on hand, are expected to be used to redeem in full the Company’s existing 6.500% Senior Secured Notes due 2022 (the “2022 Notes”) and 7.000% Senior Secured Notes due 2024 (the “2024 Notes” and, collectively with the 2022 Notes, the “Existing Notes”), to refinance BHA’s outstanding term B loans under the Credit Agreement and to pay related fees, premiums and expenses.

The Company also announced that it issued today a conditional notice of redemption to redeem the full $3.25 billion aggregate principal amount of outstanding Existing Notes. The redemption of the Existing Notes will be conditioned upon the completion by the Company or its subsidiaries of one or more debt financings in an aggregate principal amount of at least $3.25 billion more than the amount necessary to refinance any existing term B loans outstanding under the Credit Agreement (the “Condition”). The Company intends to discharge the indenture governing the Existing Notes concurrently with satisfying such Condition.

A copy of the conditional notice of redemption with respect to the Existing Notes will be issued to the record holders of the Existing Notes. Payment of the redemption price and surrender of the Existing Notes for redemption will be made through the facilities of the Depository Trust Company in accordance with the applicable procedures of the Depository Trust Company on March 19, 2020, unless the Condition is not satisfied, in which case the redemption date will be delayed until the Condition is satisfied. The name and address of the paying agent are as follows: The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon; 111 Sanders Creek Parkway, East Syracuse, N.Y. 13057; Attn: Redemption Unit; Tel: (800) 254- 2826.

The foregoing transactions are subject to market and other conditions and are anticipated to close in the first quarter of 2020. However, there can be no assurance that the Company will be able to successfully complete the transactions, on the terms described above, or at all.

The New Debt Securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The New Debt Securities have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the securities in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws.

This news release is being issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health.

Forward-looking Statements

This news release may contain forward-looking statements, including, but not limited to, our financing plans and the details thereof, including the proposed use of proceeds therefrom, the expected timing of the Credit Agreement Refinancing and our ability to close such refinancing, the offering of the New Debt Securities proposed in connection with the Credit Agreement Refinancing and the details thereof, and the other expected effects of the offering of the Credit Agreement Refinancing. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the U.S. District Court for the District of New Jersey may not approve the Company’s recently announced $1.21 billion settlement agreement, other risks related to our business, including risks related to our pending legal and governmental proceedings, legislative and policy efforts, actions by the U.S. Food and Drug Administration and other regulators, our substantial debt, uncertainties associated with acquisitions and product launches, and risks and uncertainties discussed in our most recent annual and quarterly reports and detailed from time to time in our other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, except as required by law.

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